Exhibit 99.2

NEWS RELEASE

BIOFUEL REPORTS CONSTRUCTION DELAY

DENVER, COLORADO — JANUARY 17, 2008 — BIOFUEL ENERGY CORP. (NASDAQ:BIOF) today announced that start-up of its first two ethanol plants had been delayed by roughly 90 days. Based on discussions with senior management of The Industrial Company (“TIC”), the general contractor building the plants, commercial production at the plants is now expected before the end of the second quarter.  Until recently, it had appeared that the numerous challenges which had arisen in engineering, procurement and skilled labor could be overcome with little change to the schedule.  However, TIC has indicated that despite every effort it is now clear that the original schedule can not be maintained without compromising on quality.

The aspects of construction which the Company is directly responsible for, including rail connections, water supply and wastewater treatment, natural gas lines, electricity and grain storage upgrades, currently remain on schedule. These projects should all be complete before the end of the first quarter.  However, completion of the core production facilities and the instrumentation required to run it efficiently, which TIC is building under turnkey contract, have fallen roughly three months behind schedule. Obviously, much remains to be done before the plants are commissioned.  Consequently, a variety of unforeseen challenges could cause further delay.  Despite the delay, the Company does not anticipate any material change in its previously estimated total plant construction costs of $1.35 to $1.40 per gallon.

During the 4th quarter, the Company expended approximately $32 million at Wood River and Fairmont.  Through December 31st, a cumulative total of $258 million had been spent on construction.  Based on remaining amounts due under the TIC turnkey contracts and estimated costs to complete work classified as the Company’s responsibility, it is estimated that a further $55 million to $65 million will be expended through completion.  These amounts exclude corporate overhead and financing charges.

Commenting, Scott H. Pearce, the Company’s President and CEO said, “We are obviously disappointed by this delay.  Unfortunately, despite an admirable degree of high level management attention at TIC, construction at both Wood River and Fairmont have experienced and continue to face challenges.  These have largely been due to the still very strong industrial construction market and the resulting competition for personnel and material.  Until recently, it was believed that most or all of the time slippage in particular aspects of the job could be made up.  However, delays in the delivery of large vessels, pipe and steel, virtually all of which are now finally on site, and continued difficulty in obtaining and keeping skilled construction labor, has forced TIC to revise their schedule.  We remain confident in the expertise and dedication that TIC and Delta-T continue to apply to the project and are impressed with the depth of their commitment to delivering top-of-the-line facilities.”

1801 Broadway, Suite 1060• Denver, CO • 303.592.8110 •  www.bfenergy.com

The Company remains focused on finishing construction of its initial facilities and finalizing plans for their commercial operation, while remaining open to acquisition opportunities.  The Company’s main facilities in Wood River, Nebraska and Fairmont, Minnesota will each have a nameplate capacity of 115 million gallons a year of fuel grade ethanol.  Cargill, Incorporated, which holds an equity interest in BioFuel, will supply the corn required by the plants and market their output of ethanol and distillers grain.  The Company expects to report its fourth quarter and year end results in the last week of February.

BioFuel Energy is a development stage company currently engaged in constructing two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	David J. Kornder	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
dkornder@bfenergy.com